Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 10, 2005, accompanying the consolidated financial statements included in the Annual Report of Eagle Hospitality Properties Trust, Inc. and the combined financial statements of its predecessor companies on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Eagle Hospitality Properties Trust, Inc. on Forms S-3 (File No. 333-128798, effective October 4, 2005, File No. 333-128799, effective January 13, 2006, File No. 333-128800, effective October 4, 2005, and File No. 333-139085, effective December 1, 2006) and on Form S-8 (File No. 333-119516, effective October 4, 2004).

/s/ Grant Thornton LLP

Cincinnati, Ohio

February 21, 2007